Technology License

Agreement

Territories:
United States of America
China
India
Canada
Mexico

Contents

1	Definitions and Interpretation	5

2	License	11

3	Development of Licensed Product	15

4	Manufacture of Licensed Product	17

5	Marketing the Licensed Product	19

6	Distribution of the Licensed Product	22

7	Project Management	24

8	Confidentiality and Intellectual Property	29

9	Consideration	33

10	Warranties and Indemnities	34

11	Termination and Consequences	37

12	General Provisions	38

Schedule

Execution

2

PARTIES

1	Manthey Redmond (Aust) Pty Ltd (Licensor)

AND

2	Manthey Redmond Corporation (Licensee)

INTRODUCTION

A	Licensor owns the Technology.

B	Licensee wishes to develop and exploit the Technology within the defined territory.

C	Licensor wishes to appoint Licensee, and Licensee wishes to accept the appointment, to develop and exploit the Technology on the terms and conditions of this agreement.

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Definitions and Interpretation

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1               Definitions and Interpretation

1.1               Definitions

In this agreement:

Agreement means this agreement including the schedules.

Affiliate of a Party shall mean any entity that controls, is controlled by or is under common control with that Party; and "control" for purposes of this definition shall mean the possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting stock, by contract or otherwise. In the case of a corporation, "control" shall mean the direct or indirect ownership of more than fifty percent (50%) of the outstanding voting stock.

AUD means the lawful currency of Australia;

Business Day means any day except a Saturday or a Sunday or other public holiday in Queensland, Australia;

Cheque or Check means a promissory note issued by a financial institution pre- approved by the Licensor.

Clause or cl. or cll. means a provision or provisions of this agreement.

Commencement Date means the date specified in the schedule;

Confidential Information means:

(a)	in respect of Licensor, the items specified in cl 8.1(a); and

(b)	in respect of Licensee, the items specified in cl 8.1(b);

Data Protection Laws means any law (including but not limited to laws relating to the protection of the privacy of natural persons) which applies to the collection, storage, processing or use of data including, but not limited to, Personal Data;

Dispose or Disposition shall mean the sale, lease, hire, transfer or other conveyance of the Licensed Product;

“Dollar” “U.S. Dollar” and “U.S. $” shall mean lawful money of the United States of America;

Fiscal quarter or quarter shall mean a normal quarterly accounting period of licensee (or sublicensee) within the licensee’s (or sublicensee’s) fiscal year;

GST Law means the A New Tax System (Goods and Services Tax) Act 1999, or any other act imposing a goods and services tax in Australia;

Knowhow or Know-how means all information including without limitation trade secrets, whether or not patentable, relating to, used in, or useful in connection with the Technology;

Improvements means any improvement, modification, enhancement or development to any of the Technology;

Insolvency Event, in relation to a Party, means any of the following events:

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(a)       the Party ceases to (or is unable to) pay its creditors (or any class of them) in the ordinary course of business, or announces its intention to do so;

(b)       a receiver, receiver and manager, administrator, insolvency trustee (court appointed or otherwise), liquidator or similar officer is appointed to that Party or any of its assets;

(c)       such Party enters into, or resolves to enter into, a scheme or arrangement, compromise or composition with any class of creditors;

(d)       a resolution is passed or an application to a court is taken for the winding up, dissolution, official management or administration of that Party; or

(e)       anything having a substantially similar effect to any of the events specified above happens under the law of any applicable jurisdiction;

Intellectual Property Rights means the rights comprised in any patent, copyright, design, trade mark, eligible layout or similar right whether at common law or conferred by statute, rights to apply for registration under a statute in respect of those or like rights and rights to protect trade secrets and knowhow, throughout the world for the full period of the rights and all renewals and extensions;

License Fee means the upfront license fee specified in the schedule;

Licensee Manager means the person nominated by Licensee to perform the functions in clause 7.2 and, as at the Commencement Date, specified in the schedule;

Licensee Personnel means:

(a)	employees of Licensee; and

(b)	sub-contractors of Licensee,

who are listed in the schedule and who are replaceable in accordance with cl 7.1;

Licensed Product shall mean the products specified in the Schedule where the manufacture, use, offer for sale, sale, disposition, lease or import of which: (a) but for the license granted under this agreement would infringe one or more claims of a patent (based on the Technology) which has neither expired nor been held invalid by a court or other body of competent jurisdiction from which no appeal has been or may be taken;

Licensed Technology shall mean the technology licensed pursuant to this Agreement;

Licensor Manager means the contact person (if any) for Licensor specified in the schedule as at the Commencement Date and as replaced by notice in writing from Licensor to Licensee from time to time;

Location means the location specified in the schedule;

Market means the market specified in the schedule;

Manufacture includes construction, assemblage, production or other preparation for commercial use or exploitation;

Milestone Payments means the payments for the achievement of Milestones as specified in the schedule;

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Milestones mean the outcomes of the development and the timing for the outcomes specified in the schedule;

Net Sales shall mean total revenues received by licensee (or an affiliate of the licensee) or a sublicensee (or an affiliate of a sublicensee) (i) from the use, manufacture, distribution or disposition of a licensed product or product; or (ii) from services (provided by the licensee or an affiliate of the licensee or a sublicensee or an affiliate of a sublicensee) related to the licensed technology including, but not limited to, consulting, marketing, repairs and/or maintenance or training services, less the total of: (a) actual rebates and discounts provided by licensee (or sublicensee) in the ordinary course of business in an arm’s length transaction with an unrelated party; (b) sales tariffs, duties and/or taxes imposed on the licensed technology; (c) out bound transportation prepared or allowed; and (d) credited returns. No deduction shall be made for commissions paid to individuals or any other entity acting as a distributor, franchisee, sales agent or broker without the prior written approval of the Licensor.

Parties means Licensor and Licensee and Party means either of them;

Patent Royalty means the royalty based on net sales specified in the schedule;

Personal Data means any information in any form which is capable of identifying an individual, whether or not that information also includes other information about the individual's preferences, opinions or any other matter;

Practical Application means:

(a)       in the case of a composition or product, to manufacture; or

(b)       in the case of a process or method, to practice;

(c)       in the case of a machine or system, to operate, and in each case, under such conditions as to establish that the invention is being utilized and that its benefits are, to the extent permitted by law or government regulations, available to the public on reasonable terms;

Product means anything that incorporates, or with modification can incorporate, the Licensed Product;

Project Meeting means the meeting described in cl 7.3;

Project Team has the meaning specified in cl 7.3(a);

Relevant Markets means those markets agreed between Licensor and Licensee, from time to time, pursuant to cl 5;

Research Plan means the plan for research for the development of the Product as specified in the schedule and amended in accordance with this agreement;

Revenue shall mean the U.S. dollar value of all consideration realized by licensee or sublicensee (or affiliate of licensee or sublicensee) for the use, market, manufacture, distribution, exploitation or disposition of the licensed product or product. In the case of a product that includes more than the licensed product, the calculation of revenue shall subtract the price paid by licensee (or an affiliate of the licensee) or paid by a sublicensee (or an affiliate of a sublicensee) for actual costs relating to materials that are contained in or comprise the Product (but not the price paid relating to materials that are contained in or comprise the Licensed Product) in the ordinary course of business in an arms length transaction with an unrelated party with any subtraction for materials claimed by the Licensee (or its affiliates) or a sublicensee (or its affiliate) to be pre-approved by the Licensor.

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Sublicensee means any individual, corporation, distributor, franchisor, franchisee or entity whatsoever that is granted a sublicense in accordance with clause 2 of this agreement;

Sublicense Agreement means any pre-approved agreement entered into between a licensee and sublicensee (or sublicensee with another sublicensee) in accordance with clause 2. 5 of this agreement;

Sublicense Patent Royalty means the royalty based on net sales specified in the schedule;

Technology means the technology specified in item 2 of the schedule; Term means from the Commencement Date until the expiry, or extinguishment, or invalidation, or lapsing of the last patent forming part of the Technology in the territory;

Territory means geographical locations set forth in Schedule.

Tests is as specified in the schedule and in cl 5.2.

Vendee means an individual, corporation or entity that buys, purchases or acquires (by lease or otherwise) a licensed product, product or services related to the licensed technology.

1.2               Interpretation

In this agreement, unless the context otherwise requires:

(a)       the Introduction is correct;

(b)       headings do not affect interpretation;

(c)       singular includes plural and plural includes singular;

(d)       words of one gender include any gender;

(e)       reference to legislation includes any amendment to it, any legislation substituted for it, and any subordinate legislation made under it;

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(f)           reference to a person includes a corporation, joint venture, association, government body, firm and any other entity;

(g)          reference to a party includes that party's personal representatives, successors and permitted assigns;

(h)          reference to a thing (including a right) includes a part of that thing;

(i)           reference to two or more persons means each of them individually and any two or more of them jointly;

(j)           if a party comprises two or more persons:

(i)        reference to a party means each of the persons individually and any two or more of them jointly;

(ii)       a promise by that party binds each of them individually and all of them jointly;

(iii)       a right given to that party is given to each of them individually;

(iv)       a representation, warranty or undertaking by that party is made by each of them individually;

(k)          a provision must not be construed against a party only because that party prepared it;

(l)           a provision must be read down to the extent necessary to be valid. If it cannot be read down to that extent, it must be severed;

(m)         if a thing is to be done on a day which is not a Business Day, it must be done on the Business Day before that day;

(n)         another grammatical form of a defined expression has a corresponding meaning;

(o)         an expression defined in the Corporations Act 2001 or GST Law has the meaning given by the Act or GST Law at the date of this agreement; and

(p)        in the event of any inconsistency between this Agreement and a duplicate or duplicates prepared in a language other than English, the English version shall prevail.

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Grant of License

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2               License

2.1               Grant of License

(a)     Licensor grants to Licensee from the Commencement Date an exclusive license for the Territory to develop, market, manufacture, distribute, dispose and exploit the Technology and make improvements to the said Technology during the Term and on the terms and conditions of this agreement.

(b)     Licensee must not, directly or indirectly, challenge, contest, deny or assist any other person to challenge, contest or deny the validity of any Intellectual Property Rights in the Technology.

(c)     Where any of the Intellectual Property Rights in the Technology consists of any patent rights then in the event of (and each time there is) the lapsing, expiry or termination of any of the said patent rights, the Parties hereby agree to enter into a license in accordance with this cl 2.1 for the remaining Intellectual Property Rights (excluding the lapsed, expired or terminated patent rights), such license to become effective immediately on termination of the lapsed, expired or terminated patent right without requirement for the execution of any further document.

(d)     The license granted in cll 2.1(a) and 2.1(c) continue irrespective of the currency of any patent or design rights encompassed in the Intellectual Property Rights in the Technology.

(e)     The Licensee will not use the Intellectual Property to manufacture, have made, use or market the product in any location other than the Territory.

2.2               Technology Transfer

As soon as practicable following the Commencement Date, Licensor will supply to Licensee a copy of all the Technology owned and possessed by Licensor at the time and in a manner agreed between the Parties having regard to the nature and extent of the information to be provided.

2.3               Improvements

(a)     The Parties acknowledge that the Technology will be the subject of ongoing research and development by Licensee during the term of this agreement and in particular in accordance with cl 2.1(a).

(b)     In the event that Licensee makes or acquires any Improvements during the Term of this agreement, the Parties acknowledge that Licensee will own such Improvements. Licensor may use such Improvements in accordance with cl 2.4.

(c)     In the event that Licensor makes or acquires any Improvements during the Term of this agreement then Licensor grants a license to Licensee to bring the Improvements to Practical Application on the same terms and conditions as provided in this agreement.

(d)     The Parties acknowledge that Licensee may (at its own cost) apply for registration of any Intellectual Property Rights which constitute an Improvement arising from cl 2.3(b). Licensor agrees to do all things necessary (including procuring the consent of any inventors) to allow any such registration to proceed.

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(e)     Nothing in this cl 2.3 requires Licensor to research and develop the Technology during the Term of this agreement.

(f)     During the Term of this agreement, Licensor shall have the right to use, free of charge, any product or process solely developed and owned by the Licensee for research, educational, peer- review, academic and or administrative purposes.

2.4               Internal Research

The Parties acknowledge that nothing in this agreement prevents Licensor from conducting further research and development using any of the Intellectual Property Rights in the Technology.

2.5               Exploitation

(a)     No right to sublicense the grant of license in clause 2.1 [or cl. 2.3(c) or cl. 8.2(a)] is hereby granted to the Licensee under the provisions of this Agreement except for the following exceptions:-

exception 1: Licensee may sublicense the Technology to another party (or parties) on condition that the party (or parties) are pre-approved by the Licensor (in writing) and on condition that the licensee shall pay a sublicense patent royalty fee to the Licensor as set out in the schedule.

exception 2: A sublicensee granted a license pursuant to exception 1 of clause 2.5(a) from the Licensee, may sublicense the Technology to another party (or parties) on condition that the party (or parties) are pre-approved by the Licensor (in writing) and on condition that the sublicensee shall pay a sublicense patent royalty fee to the Licensor as set out in the schedule.

(b)	Licensor will provide a Template Sublicense agreement that will incorporate the general terms and conditions which will be mandatory for all such sublicenses granted under clause 2.5(a) of this Agreement. Any sublicense must meet the material requirements of the Template Sublicense Agreement and not include clauses inconsistent with the Template Sublicense Agreement and must be approved by the licensor (in writing) prior to execution by the signing parties;

(c)	In the event a sublicense agreement incorporates the appointment to develop under clause 3.1; and/or the appointment to manufacture under clause 4.1; and/or appointment to market under clause 5.1; and/or appointment to distribute under clause 6.1; the Licensor will provide a Template Development Agreement, Template Manufacture Agreement, Template Marketing Agreement, Template Distribution Agreement or consolidation of Template agreements as the case may be which will be mandatory for all such appointments under clauses 3.1, 4.1, 5.1 and/or 6.1 of this Agreement. Any appointment must meet the material requirements of the Template Agreement and not include clauses inconsistent with the Template Agreement and must be approved by the licensor (in writing) prior to execution by the signing parties.

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(d)	It is recognized that, over a period of time, certain template agreements may require variation to exploit certain markets and the parties hereby agree to collaborate on the drafting of variations and to include agreed variations in any subsequent template agreements entered into by the Licensee or a sublicensee.

(e)	Licensee will furnish Licensor will copies of all sublicense agreements once executed.

2.6               Use of Names and Logos

Nothing in this agreement permits a Party to use the name or logo of the other

Party without the prior written consent of that other Party.

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Research and Development

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3               Development of Technology

3.1               Appointment to Develop

Licensor appoints and licenses Licensee from the Commencement Date and during the Term to carry out the Research Plan to develop the Technology in accordance with this agreement to produce the Product and bring it to Practical Application.

3.2               Product Development

(a)       Licensee must use its best efforts to produce the Licensed Product in accordance with this agreement.

(b)       Licensee must meet the Milestones in accordance with the timetable specified in the schedule.

(c) Licensee must ensure that any contractor engaged by the licensee executes a non-disclosure agreement in the form of the Template Non-disclosure agreement contained the schedule.

3.3               Quality Control

The Licensee hereby agrees to grant the Licensor unfettered access necessary for the Licensor to satisfy itself that the Licensee is carrying out the Research Plan.

3.4               Termination of Appointment to Develop

(a)       The appointment to develop the Technology to produce the Licensed Product commences on the Commencement Date and continues for the Term unless terminated in accordance with cl 3.4(b).

(b)       The appointment to develop the Technology to produce the Licensed Product may only be terminated in one of the following ways:

(i)     by Licensor if Licensee fails to meet the Milestones and the Parties agree in writing that Licensee cannot meet the Milestones and cannot sub-contract the development to the satisfaction of both Parties.

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Manufacture of Licensed Product

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4               Manufacture of Licensed Product

4.1               Appointment to Manufacture

Licensor appoints and licenses Licensee from the Commencement Date to manufacture the Licensed Product (or a Product that incorporates the Licensed Product) during the Term at the Location.

4.2               Improvements

(a)       If Licensor makes or acquires any Improvements to the Technology and Licensor requires Licensee to adopt such Improvements in the manufacture of the Product, Licensor will notify Licensee of such Improvements and such Improvements will become part of the Technology to be used by Licensee in accordance with this agreement.

(b)       If Licensee makes or acquires any Improvements to the Technology, the Parties agree that Licensee will own such Improvements. Licensor may use such Improvements for research purposes only. Such Improvements will become part of the Technology to be used by Licensee in accordance with this agreement.

4.3               Quality Control

(a)       Licensee must ensure that the Licensed Product is manufactured and transported (to the extent required by this agreement) in accordance with all applicable laws and standards.

(b)       Licensee must put into place testing procedures and quality control procedures approved in writing by Licensor in relation to the manufacture of the Licensed Product.

(c)       Licensee must allow a representative of Licensor, during business hours and on giving reasonable notice, to have access to Licensee's premises to inspect the manufacturing process of the Licensed Products.

(d)       Licensee acknowledges to Licensor that Licensor has an ongoing requirement to ensure that the Licensed Product manufactured by Licensee is of a high standard and quality.

(e)        Licensor may from time to time give written directions to Licensee as to how to manufacture or to improve the quality of the Licensed Product. Licensee must follow any such directions from Licensor.

(f)        If Licensor gives written directions to Licensee and Licensee does not follow the directions, or if the quality of the Licensed Product does not improve to the satisfaction of Licensor, Licensor may terminate this agreement by notice in writing to Licensee.

4.4               Term and Termination

(a)        The appointment to manufacture the Licensed Product or Product will commence on the Commencement Date and will continue for the Term unless terminated in accordance with cl 4.4(b).

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(b)         The appointment to manufacture the Licensed Product or Product may be terminated in any of the following ways:

(i)       in accordance with cl 4.3(f) ; or

(ii)        by Licensor if Licensee fails to meet its obligations under this cl 4 and the Parties agree in writing that Licensee cannot meet its obligations and cannot sub-contract its obligations to the satisfaction of both Parties.

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5               Marketing the Product

5.1               Appointment to Market the Product

Licensor appoints and licenses Licensee to market the licensed product during the Term pursuant to the provisions of this agreement.

5.2               Market Validation

(a)        Licensor and Licensee must meet regularly so as to conduct an analysis of the market and agree the Relevant Markets.

(b)        Licensee must conduct field testing along with peer review of the Licensed Product in each of the Relevant Markets.

(c)       Licensee must prepare a report on the field testing and peer review from each of the Relevant Markets within twenty-one (21) days of completion of the field testing and peer review.

(d)       If any changes need to be made to the Licensed Product as a result of the field testing or peer review in the Relevant Markets, Licensee must make any necessary changes to the Licensed Product as if the changes were a development in accordance with cl 3 of this agreement and Licensee must ensure that the resulting Licensed Product complies with all laws and regulations following the changes.

(e)       Licensor and Licensee must meet within 30 days of receiving a Report prepared pursuant to clause 5.2 (c) and agree to conduct further Tests as required and agree any changes to the Relevant Markets.

5.3             Marketing

(a)        Following Market Validation, Licensee or, in the context of this cl 5.3, Licensee's marketing contractor, must use its best endeavors to:

(i)       market the Licensed Product; and

(ii)     obtain sales leads for Licensor of the Licensed Product.

(b)        Licensee must use its best efforts to advertise, market and sell the Licensed Product to customers with the goal of maximizing sales of the Licensed Product. Without limiting the generality of the foregoing, Licensee must, at its own cost:

(i)       undertake marketing activities, such as market campaigns and participation in technology showcases, fairs and exhibitions to market the Licensed Product and keep Licensor informed of these in advance;

(ii)      keep Licensor informed of market conditions including competitive products and markets; and

(iii)     keep Licensor informed about the sale and promotion of products which are likely to compete with the sale of the Licensed Product.

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(c)         Licensee must prepare a (short) Marketing Plan (Marketing Plan) that contains:

(i)        the period covered by the Marketing Plan (as agreed in writing between the Parties);

(ii)       Licensee's sales goals;

(iii)       Licensee's target customers;

(iv)       marketing strategies, including dates where relevant; and

(v)       anticipated training requirements.

(d)         Licensee must prepare a (short) report on results to the Marketing Plan for the period within twenty-one (21) days of the completion of the period, including results:

(i)        on sales goals;

(ii)       on target customers; and

(iii)      of marketing strategies.

(e)         At the same time as the report on the Marketing Plan, or within 21 days of it, a new Marketing Plan must be prepared and presented to Licensor for each new year of this agreement, or more frequently as requested by Licensor. For a Marketing Plan for a new year:

(i)       the revised Marketing Plan must be in the same format as the original and cover the same subjects, as in cl 5.3(c) and must incorporate the analysis of the results of the period before and cl 5.3(c)(ii) to cl 5.3(c)(v) should be revised accordingly; and

(ii)       Licensor may request changes to the Marketing Plan.

(f)         Licensee must attempt to abide by the Marketing Plan as closely as possible, but to the extent of changes in the market and the need to vary marketing accordingly, Licensee must report these variations on a regular, agreed basis, to Licensor.

(g)         If Licensee does not abide by the Marketing Plan and/or fails to report to Licensor as agreed on variations pursuant to cl 5.3, Licensor may at Licensor's election (without any claim from Licensee) by notice in writing to Licensee:

(i)        vary the ambit of the Territory;

(ii)       vary the appointment of Licensee from exclusive;

(iii)       should the Licensed Product comprise two or more items, delete any item; or

(iv)       perform a combination of any of the variations referred to in cll 5.3(g)(i) to 5.3(g)(iii) inclusive.

(h)         Licensee must comply with all laws of the Territory when performing its obligations under this agreement and Licensee must ensure that the promotional materials comply with all laws of the Territory.

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5.4               Promotional Materials

(a)       Licensee, or in the context of this cl 5.4, Licensee's marketing contractor, is responsible for developing all promotional material in relation to the Licensed Product.

(b)       Licensee must obtain the written approval of Licensor before using any promotional material, which approval will not be unreasonably withheld.

(c)       Licensee must ensure that none of the promotional material created by Licensee contains any information concerning the Licensed Product which is in any way false, misleading or contrary to law.

(d)       Prior to issuance of patents relating to the Technology, Licensee agrees to mark Licensed Products made, sold or otherwise disposed of by it under the license granted herein with the words "Patent Pending", and following the issuance of one or more patents with the patent number of the Licensed Patents

5.5               Termination

(a)        The appointment to market the Licensed Product will commence on the Commencement Date and will continue for the Term unless terminated in accordance with cl Section 1.01(b).

(b)        The appointment to market the Licensed Product may only be terminated in the following way:

(i)        By Licensor if Licensee cannot market the Licensed Product and/or cannot sub-contract the marketing of the Licensed Product to the satisfaction of both Parties.

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6               Distribution of the Product

6.1               Appointment to Distribute

(a)       Licensor appoints and licenses Licensee, or in the context of this cl 6, Licensee's distributor contractor, from the Commencement Date to distribute, supply, sell and exploit the Licensed Product during the Term on the terms and conditions of this agreement.

(b)       Licensee must not make any representations in relation to the Licensed Product which are in any way false, misleading or contrary to law.

6.2               Improvements

(a)       If Licensor makes or acquires any Improvements to the Licensed Product and Licensor elects to make the Improvements available in the Market in the Territory and to Licensee, Licensor will notify Licensee in writing of the Improvements and such Improvements will form part of the Licensed Product and Licensee will be entitled to deal with such Improvements on the terms and conditions of this agreement.

(b)       If Licensee is notified of a Improvement to the Licensed Product, Licensee must ensure that from the date of the notification Licensee only distributes, supplies, sells or exploits Licensed Products which include the Improvements.

(c)       Notwithstanding cl 6.2(b), Licensee is entitled to fill any orders for Licensed Product already taken with Licensed Product in stock which does not include the Improvements and Licensee is entitled to fill any new orders with existing stock of the Licensed Product.

(d)       If Licensee makes or acquires any modification or improvement to the Licensed Product, Licensee must immediately notify Licensor and any Intellectual Property Rights in the Improvements are owned by Licensee, but Licensee will allow Licensor to work on the Improvements for the purposes of research only.

(e)       Licensee consents (and Licensee must procure the voluntary consent in writing of each natural person who is an author of any part of any Improvements referred to in cl 6.2(d)) in favour of Licensor, Licensor's licensees, assigns and successors in title and any person authorized by Licensor to the performance of any act or omission which may otherwise infringe any moral rights of any author of such Improvements.

6.3               New Products

If Licensor chooses to make a new product available to Licensee:

(a)       Licensor must notify Licensee in writing of the new product;

(b)       the new product will form part of the definition of the Licensed Product and the terms and conditions of this agreement will apply to the new Licensed product; and

(c)       Licensor will prepare and supply to Licensee any Documentation in respect of the new product.

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6.4               Transport and Storage

(a)        Licensee is responsible for any collection and transportation of the Licensed Product or Product.

(b)        Licensee is responsible for the storage of the Licensed Product or Product.

6.5               Promotion of Product

Licensee must during the Term:

(a)        use all reasonable endeavours to promote the Licensed Product in the Market including attendances at trade fairs and exhibitions;

(b)        use reasonable endeavours to ensure that each item of the Licensed Product and each item of Documentation and each accessory in the possession or control of Licensee retains all trade marks and copyright notices as are furnished to Licensee by Licensor from time to time; and

(c)        maintain such records of transactions, enquiries and complaints relating to the Product as are specified in the schedule.

6.6               Quality Control

(a)        It is the responsibility of Licensee to ensure that each Licensed Product distributed by Licensee is of suitable quality and that there are no defects in the Licensed Product caused by the shipping, storage or any other cause.

(b)        Licensor may inspect the premises of Licensee and any location at which Licensee stores any of the Licensed Product from time to time on reasonable notice to inspect the quality of the Licensed Product.

(c)        If any of the Licensed Product is not of a quality satisfactory to Licensee or to Licensor, Licensee must replace the faulty Licensed Product and Licensee must not distribute any faulty Licensed Product.

6.7               Compliance with local laws

(a)        Licensee must comply with all laws of any jurisdiction through which Licensee is transporting the Licensed Product or in which Licensee is storing the Licensed Product.

(b)        If the Licensed Product or the packaging of the Licensed Product or any accessory supplied with the Licensed Product has any feature which does not comply with any law of any jurisdiction, Licensee must notify Licensor as soon as Licensee becomes aware of such law. The Parties will then work together to identify and implement any changes necessary to the Licensed Product, its packaging or any accessories to ensure that such items comply with all applicable laws.

6.8               Term and Termination

(a)        The appointment to distribute commences on the Commencement Date and continues for the Term unless terminated in accordance with clause 6.8(b).

(b)        This agreement may be terminated in the following way:

(i)       by Licensor if Licensee cannot distribute the Licensed Product and cannot sub-contract the distribution of the Licensed Product to the satisfaction of both Parties.

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7               Project Management

7.1               Personnel

The following provisions in relation to the Licensee Personnel apply:

(a)        Licensee must provide the services under this agreement by the Licensee Personnel.

(b)        Licensee must ensure that the Licensee Personnel are suitably qualified for the performance of the duties allotted to them pursuant to this agreement and that they will not be required by Licensee for other duties in a manner that will adversely impact on Licensee meeting its obligations under this agreement.

(c)        Licensee must provide Licensor, upon request in writing by Licensor, with full information as to the qualifications and relevant experience of any of the Licensee Personnel.

(d)        Licensee must:

(i)       ensure that:

(A)       all the Licensee Personnel are available as required for involvement in the bringing of the Technology to Practical Application at all relevant times; and

(B)        each of the Licensee Personnel dedicates sufficient time and effort to performing Licensee's obligations under this agreement until all such obligations are fulfilled; and

(C)        only use such of the Licensee Personnel as are approved in writing by Licensor, which approval will not be unreasonably withheld.

(e)        If any of the Licensee Personnel become unavailable or refuse to provide services to Licensor, a replacement person or persons may be appointed by Licensee subject to approval within one (1) calendar week by Licensor, which approval will not be unreasonably withheld. Licensee will be responsible for any additional expense or cost to Licensor of any delays caused by the non- availability or refusal to provide services of any of the Licensee Personnel.

(f)        If Licensor so requests, Licensee must replace any of the Licensee Personnel so long as Licensor's request is not capricious and is made in the reasonable anticipation of improved or more efficient service by Licensee.

(g)        Licensee must not replace any of the Licensee Personnel without the prior written agreement of Licensor, which agreement will not unreasonably be withheld.

(h)        Without limiting any other provision of this agreement, Licensee must:

(i)        use an adequate number of personnel to perform its obligations under this agreement;

(ii)       provide experienced and skilled personnel with suitable qualifications to perform Licensee's obligations under this agreement; and

(iii)      ensure that all of the personnel used by Licensee comply with:

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(A)       any standards and other protocols, codes of conduct or procedures as agreed between the Parties;

(B)       all applicable obligations of Licensee under this agreement; and

(C)       all applicable laws of any jurisdiction.

7.2               Management

The following provisions in relation to the Licensee Manager apply:

(a)         Licensee must appoint the Licensee Manager. The Licensee Manager must at all times:

(i)       be an officer, employee or contractor of Licensee; and

(ii)      be able to bind Licensee to variations or amendments to this agreement.

(b)         Licensee must ensure that the Licensee Manager:

(i)       is fully acquainted with the Technology and the requirements of Licensor;

(ii)      accepts responsibility, on behalf of Licensee, for preparing all necessary reports pursuant to this agreement;

(iii)     notifies Licensor and proposes to Licensor an appropriate solution if the Licensee Manager becomes aware at any stage that the development of the process of bringing the Technology to Practical Application:

(A)       may produce inconsistent or unintended consequences for Licensor;

(B)        is or may breach the Intellectual Property Rights of a third party; or

(C)        is unlikely to be completed in a cost effective or timely manner; and

(D)        ensures, on behalf of Licensee, that the development of the Product complies with requirements of Licensor.

(c)         Licensee may replace any person nominated as the Licensee Manager with the prior written approval of Licensor, which approval will not be unreasonably withheld.

(d)         Licensee must immediately notify Licensor in writing if:

(i)       the Licensee Manager ceases to be an employee or contractor of Licensee;

(ii)      the Licensee Manager dies or becomes physically or mentally incapacitated; or

(iii)     Licensee ceases to be entitled to the services of the Licensee Manager or ceases to be able to make the services of the Licensee Manager available to manage the obligations of Licensee under this agreement.

(e)         The Licensee Manager must give to Licensor [weekly/monthly] reports in writing setting out:

(i)       the present status of the development of the Product;

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(ii)       details of progress of the development of the Product against the Milestones and any anticipated variations to the timetable for the achievement of the Milestones; and

(iii)       full information in relation to all issues affecting the development of the Product or otherwise required by Licensor.

7.3               Project Meetings

The following provisions in relation to Project Meetings apply:

(a)        The development will be supervised by a team (Project Team) in which:

(i)       Licensee will be represented by the Licensee Manager; and

(ii)      Licensor will be represented by the Licensor Manager.

(b)        The Project Team will:

(i)       discuss the progress of the development of the Product;

(ii)      review reports prepared by the Licensee Manager; and

(iii)     discuss proposed modifications of or extensions to the development of the Product including, without limitation, to the timetable for the achievement of the Milestones.

(c)        The Project Team will meet monthly, whether face-to-face or by telelink, video-conference or otherwise as specified by Licensor.

(d)        The quorum for meetings of the Project Team is one representative of Licensor and the Licensee Manager.

(e)        All decisions of the Project Team must be unanimous but no decision of the Project Team can be binding on Licensor without Licensor agreeing to such decision in a manner legally binding on Licensor.

(f)        Minutes will be taken at all Project Meetings by Licensor and a written copy of the minutes will be delivered to the Licensee Manager at least one (1) Business Day prior to the date on which the next Project Meeting is to be held.

(g)        Each Project Meeting will follow the agenda, headings for which are set out in the schedule.

7.4               Milestone testing and sign-off

(a)        When Licensee reaches each Milestone, Licensee must demonstrate and/ or report [as appropriate] the relevant Milestone to Licensor.

(b)        If Licensor is satisfied that the Milestone has been reached, Licensor will confirm that the Milestone has been reached by notice in writing to Licensee.

(c)        If Licensor is not satisfied that the Milestone has been reached, Licensor will notify Licensee in writing of the reasons for Licensor's decision. The Parties will then discuss any necessary revisions to the timetable to enable Licensee to meet Licensor's requirements and achieve the Milestone(s).

7.5               Sub-Contractors

(a)        Licensee must not enter into any sub-contract (after the commencement date of this agreement) under or in respect of any aspects of this agreement unless it obtains the prior written consent of Licensor, which consent will not be unreasonably withheld provided any sub-contract includes a non-disclosure agreement in terms satisfactory to the Licensor.

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(b)       The Parties agree that Licensee remains primarily liable for the performance of all its obligations under this agreement even if Licensee appoints a sub-contractor.

7.6               Publications and Presentations

Licensee acknowledges Licensor's rights to make scientific or academic publications or presentations involving the Technology in accordance with the following terms and conditions:

(a)       the publication or presentation of scientific results is important to Licensor;

(b)       Licensor will only make a publication or presentation with the prior written approval of Licensee which approval may be withheld at the sole discretion ofLicensee;

(c)       the Parties acknowledge that it would be reasonable for Licensee to withhold its consent if the proposed publication or presentation would, or would be likely to, materially diminish the commercial value of the Technology or any part of the Technology;

(d)       Licensee must respond in writing to a request for approval of a proposed publication or presentation within one (1) calendar month of the request being made and if Licensee does not reject the request by notice in writing within that calendar month, Licensee consent to the proposed publication or presentation will be deemed to be given; and

(e)       if Licensee does not consent to a proposed publication or presentation, the request for publication or presentation may not be resubmitted to Licensee earlier than six (6) calendar months following the date of the last request, unless Licensee agrees in writing to consider the request within that six (6) calendar month period.

7.7               Records

(a)       Licensee must keep records relating to the manufacture of the Licensed Product or Product including internal reports relating to quality control.

(b)       Licensee must permit Licensor to:

(i)       have access to Licensee's premises;

(ii)      inspect all records relating to the manufacture of the Licensed Product or Product and any other dealing Licensee has with the Licensed Product; and

(iii)     inspect the manner in which Licensee protects Licensor's Confidential Information.

(c)       Licensor must give reasonable notice of its intention to attend Licensee's premises and must attend within normal business hours.

7.8               License Approvals

Licensee is responsible for obtaining any approvals, authorizations and accreditations necessary or desirable to enable Licensee to exploit the Technology or any Improvements.

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8               Confidentiality and Intellectual Property

8.1               Confidentiality

(a)        The parties acknowledge that they have previously entered into a non- disclosure agreement and that clause 8 herein is intended to augment that previous non-disclosure agreement entered into between the parties.

(b)        Licensee acknowledges that:

(i)       the terms of this agreement;

(ii)      the Technology;

(iii)     the Licensed Product;

(iv)     the Improvements; and

(v)      information which comes into its possession, pursuant to or as a result of or in the performance of this agreement, whether such information relates to the business, sales, marketing or technical operations, Intellectual Property Rights, financial position or management of Licensor, the clientele of Licensor, a related body corporate of Licensor or otherwise, is information confidential to Licensor.

(b)        Licensor acknowledges that information which comes into its possession, pursuant to or as a result of or in the performance of this agreement, whether such information relates to the business, sales, marketing or technical operations, financial position or management of Licensee, the clientele of Licensee, a related body corporate of Licensee or otherwise, is information confidential to Licensee.

(c)         Each Party undertakes to the other Party that the first Party (receiving party) will:

(i)       hold, treat and maintain the Confidential Information of the other Party (disclosing party) in full confidence, acknowledging it to be valuable property of the disclosing party;

(ii)      take all steps as may be necessary to safeguard the confidentiality of the Confidential Information of the disclosing party including maintaining electronic security;

(iii)     not directly or indirectly disclose the Confidential Information of the disclosing party to any third party without the prior written consent of the disclosing party;

(iv)     use every effort to limit the number of its directors, officers, servants and agents who have access to the Confidential Information of the disclosing party;

(v)      cause its employees, agents and any of the persons who have or are likely to have access to the Confidential Information of the disclosing party or any of them to observe all the obligations of non-disclosure sought of the receiving party under this cl 8; and

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(vi)     comply with any obligations under all relevant Data Protection Laws in relation to any dealings by the receiving party with any of the Confidential Information of the disclosing party.

(d)        Upon receipt of written notice from the disclosing party:

(i)       the receiving party will immediately return to the disclosing party the Confidential Information of the disclosing party, any part thereof and all books, notes, note books, diaries, papers and all other materials containing, revealing, summarizing, commenting on or referring to any part of the Confidential Information of the disclosing party; and

(ii)      the receiving party agrees that it will not retain any of the material referred to in cl 8.1(d)(i) of this cl 8 in any form other than as required by law or for the purposes of reasonable business records.

(e)        The receiving party:

(i)       confirms that the sole use which the receiving party may make of the Confidential Information of the disclosing party is to use the Confidential Information of the disclosing party in the course and for the purpose only of performing its obligations under this agreement; and

(ii)      must not use the Confidential Information of the disclosing party other than as specified in this cl 8.1(e) without the prior written consent of the disclosing party.

(f)        Nothing in this cl 8 prevents the receiving party from taking such action as is necessary for the receiving party to comply with any obligations under any Data Protection Law or any other law.

(g)        A Party must, if requested by the other Party, ensure that all of its employees, agents and sub-contractors execute a deed of confidentiality on terms reasonably required by the other Party in relation to the non-disclosure of the Confidential Information.

(h)        A Party must use its best endeavors to ensure all information and materials of the other Party in the custody of the Party for purposes connected with this agreement will be protected at all times from unauthorized access or use by a third party, or misuse, damage or destruction by any person.

(i)        The obligations in this cl 8 do not apply to a part of the Confidential Information:

(i)       the Licensee is required to disclose by any applicable law or order of any governmental agency or court competent jurisdiction;

(ii)      is provided to the Licensee (without restriction as to its use or disclosure) by a third party legally entitled to possess the Confidential Information;

(iii)     is in or comes into the public domain, other than as a result of a breach by the Licensee of this cl 8;

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(iv)     the receiving party requests and the disclosing party agrees in writing may be disclosed provided that receiving party observes all terms and conditions which the disclosing party requires; or

(v)      the receiving party requires to use in a court of law or legal proceedings.

(j)         If the receiving party is required to disclose any part of the Confidential Information of the disclosing party as referred to in cl 8.1(i)(i), the receiving party must:

(i)       promptly, and to the extent possible before the information is actually disclosed, inform the disclosing party of that fact and the precise Confidential Information required to be disclosed; and

(ii)      disclose the minimum Confidential Information required to comply with the applicable law or order, and the disclosing party may then inform the receiving party that the disclosing party (at its cost) wishes to contest the requirement to disclose and the receiving party must, on receiving such notice, take such action as the disclosing party may reasonably instruct the receiving party to take to contest the requirement, provided that, in doing so, that the receiving party is fully indemnified by the disclosing party.

(k)         If Licensee wishes to publish any information relating to the Technology to the scientific community, whether orally or by written publication, Licensee must obtain Licensor's prior written consent. Licensor may withhold its consent at its sole discretion.

8.2               Intellectual Property Rights in the Technology

(a)        Licensor grants to Licensee a royalty free non-exclusive license to modify, alter, adapt and copy the Technology and material based upon the Technology for development of the Licensed Product or a Product solely for the purposes of this agreement.

(b)        Where any of the Intellectual Property Rights in the Technology consists of any patent rights then in the event of (and each time there is) the lapsing, expiry or termination of any of the said patent rights, the Parties hereby agree to enter into a license in accordance with this cl 8.2 for the remaining Intellectual Property Rights (excluding the lapsed, expired or terminated patent rights), such license to become effective immediately on termination of the lapsed, expired or terminated patent right without requirement for the execution of any further document.

(c)        The licenses granted in cll 8.2(a) and 8.2(b) continue irrespective of the currency of any patent or design rights encompassed in the Intellectual Property Rights in the Technology.

(d)        Licensee may make such copies of the Technology as are reasonably required for operational use, backup and security provided that all such copies are returned to Licensor in the event of termination by Licensor.

(e)        Licensee must:

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(i)        not use the Technology (except by prior agreement in writing with Licensor), outside the scope of this agreement and Licensee agrees not to permit a third party to do so; and

(ii)       cause trade mark, copyright and restricted rights notices found by Licensee in any of the Technology to be reproduced on all archived and back up copies of the Technology.

(f)        Licensee acknowledges that under this agreement, Licensor has granted Licensee a license to use the Technology in accordance with this cl 8.2 and that this agreement does not constitute or effect, or purport to constitute or effect, the sale or transfer of ownership to the Developer of any Intellectual Property Rights in the Technology.

(g)        Licensor:

(i)        makes in this agreement no warranty (other than those expressly provided in this agreement) to any person (including Licensor) in relation to the Technology or the use of the Technology except those warranties which cannot be specifically excluded under law and Licensor excludes all other terms, conditions, warranties, undertakings, inducements or representations, whether express or implied, or implied under statute; and

(ii)       will not be liable (other than as expressly provided in this agreement) for any loss or damage of any kind to any person (including Licensee ) caused by use of the Technology however caused or suffered and without limiting the foregoing, Licensor will not be liable to such persons in any circumstances for economic or consequential loss.

(h)        To the extent that warranties are implied under law to persons (including Licensee), then the liability of Licensor to such persons for any loss as a result of or in relation to the supply by Licensor of the Technology, including any economic or consequential loss which may be sustained or incurred, will be limited, at the sole discretion of Licensor, (other than as expressly provided in this agreement) to:

(i)        in the case of goods;

(A)        the replacement of the goods or supply of equivalent goods;

(B)        the repair of the goods;

(C)        the payment of the cost of replacing the goods or of acquiring any equivalent goods; or

(D) the payment of the cost of having the goods repaired; and

(ii)       in the case of services: (A) the supply of the services again; or

(B)        the payment of the cost of having the services supplied again.

8.3               Intellectual Property

(a)        Licensor owns all Intellectual Property Rights in the Technology. Licensee must not, directly or indirectly, challenge, contest or deny or assist any other person to challenge, contest or deny the validity of any Intellectual Property Rights in the Technology.

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(b)        Licensor grants to Licensee a license to use the Technology only to the extent necessary to manufacture the Licensed Product or Product in accordance with this agreement.

(c)        If the Intellectual Property Rights in the Technology include any patent rights then in the event of (and each time there is) the lapsing, expiry or termination of any of the said patent rights, the Parties hereby enter into a license in accordance with this agreement for the remaining intellectual property in the Technology (excluding the lapsed, expired or terminated patent rights), such license to become effective immediately on termination of the lapsed, expired or terminated patent right without requirement for the execution of any further document.

(d)        The licenses granted under cll 8.3(b) and 8.3(c) continue irrespective of the currency of any patent or design rights encompassed in the Intellectual Property Rights in the Technology.

8.4               Intellectual Property Rights in Promotional Materials

(a)        Licensee owns the Intellectual Property Rights in the promotional materials but hereby provides a sole license to Licensor of these Intellectual Property Rights to be used in the promotion of the Licensed Product.

(b)        Licensee may only use Licensor's trade mark in a manner and style approved by Licensor in writing and subject to this agreement in respect of the Licensed Product in the promotional materials but for no other purpose.

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9               Consideration

9.1               Payment

In consideration for the grant contained in clause 2, the Licensee will pay:-

(a)        the License Fee in accordance with the payment method specified in the schedule;

(b)        the Patent Royalty in accordance with the procedure set out in the schedule for the Term of this agreement;

(b)        the Sublicense Patent Royalty in accordance with the procedure set out in the schedule for the Term of this agreement;

(c)        the Milestone Payments;

(d)        all the costs of filing, prosecuting and maintaining all patents (including existing patents and patent applications) which form the Technology within one (1) calendar month of receipt of an invoice from Licensor; however,

No Patent Royalty or Sublicense Patent Royalty shall be due upon sale or disposition of Licensed Products to and between Affiliates for further sale; provided, however, that royalty payable on the net sales shall be payable upon the final sale by the Affiliate to a non-affiliated vendee.

9.2               Reports

Licensee must provide to Licensor within one (1) calendar month of the end of each calendar quarter, a report for such calendar quarter containing the following:

(a)        details of all sales of the Product, Licensed Product, or services related to the licensed technology, made by Licensee in the calendar quarter to which the report relates;

(b)        sales expectations for the following calendar quarter;

(c)         details of all enquiries received during the calendar quarter to which the report relates by Licensee from customers outside the Market or the Territory;

(d)        details of any and all Improvements that have come to the attention of Licensee during the calendar quarter to which the report relates;

(e)        details of any and all potential and actual infringements of the Intellectual Property Rights in the Licensed Product that have come to the attention of Licensee during the calendar quarter to which the report relates;

(f)        details of any sales activities in relation to any products in competition with the Licensed Product that have come to the attention of Licensee during the calendar quarter to which the report relates;

(g)        any market-specific information relating to the performance of the Licensed Product which has come to the attention of Licensee during the calendar quarter to which the report relates;

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(h) The Licensee must permit an accountant or auditor of the Licensor (from time to time during ordinary business hours) to inspect and verify all or any records required to be maintained by the Licensee. The Licensee must give all assistance necessary to such accountant or auditor to carry out such inspection and verification and permit such accountant or auditor to take copies of any such records;

(i) The Licensee must maintain in sufficient detail for a period of seven (7) years, in a manner approved by the Licensor, separate and accurate records and accounts of:

(a)        the manufacture and sale of Licensed Products and Products;

(b)        the Net Sales Price at which the Licensed Products and Products are sold;

(c)        The Net Sales Price for services rendered by the Licensee relating to the Licensed Technology; and

(d)        any other information reasonably required by the Licensor; and

(j)        The Licensee must take all steps necessary to ensure the reporting obligations set out in this clause 9.2 also extend to any sub-licensee granted a sublicense pursuant to clause 2.5 of this agreement.

9.3               Method of Payment

(a)	All payments due under clause 9.1 shall be paid in U.S. Dollars and shall be made by wire transfer to the Licensor’s nominated bank account, or by check sent to the Licensor. The Licensee must comply with the method of payment specified by the Licensor from time to time and hereby waives any entitlement to vary the method of payment unilaterally; and

(b)	All payments due under clause 9.1 that become payable, and are not paid within 30 days from the date they are due, shall bear interest at a rate of 10% per annum. Nothing in this provision is intended to waive any right the Licensor has as a result of the Licensee’s failure to make timely payments as specified in this agreement.

10               Warranties and Indemnities

10.1               General Warranties

(a)        Licensee has the legal right and power to enter into this agreement and to complete the transactions contemplated by this agreement;

(b)        Licensee has made full disclosure to Licensor of all information within the reasonable and actual knowledge of Licensee which would be material to Licensor;

(c)        the information given by or on behalf of Licensee to Licensor with respect to the Licensed Product is true, complete and accurate in all respects and none of that information is misleading, whether by inclusion of misleading information or omission of material information or both;

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(d)       Licensee is skilled in the activities contemplated by this agreement and is able to perform its obligations under this agreement;

(e)       the Licensee will act in good faith and take no steps to defeat the intent of this agreement nor take any steps calculated to unfairly minimize royalty payments due to the Licensor pursuant to this agreement;

(f)        Licensee shall use its best efforts to commercialize the Technology as soon as possible; thereafter, until the expiration of the Term of this Agreement, and Licensee shall keep Licensed Technology reasonably available to the public and actively promoted in commerce.

10.2               Marketing Warranties

(a)        Licensee warrants to Licensor:

(i)        the promotional material will be original and created by Licensee;

(ii)       the promotional material:

(A)        is not in any way false, misleading or contrary to law;

(B)        does not infringe the rights (including, without limitation, any Intellectual Property Rights) of any person;

(C)        is not obscene, offensive, upsetting, defamatory, personally offensive or in any way unsuitable for a person under the age of 18; and

(D)        does not comprise, and cannot be used for, any purpose or activity of an illegal, fraudulent or defamatory nature.

10.3               Distribution Warranties

(a)        Licensee warrants to Licensor that:

(i)        the Licensed Product will be able to be used for the purpose for which it is intended;

(ii)       the Licensed Product delivered will be free from defects and errors;

(iii)      any material incorporated into the Licensed Product by Licensee does not infringe the rights (including, without limitation, any Intellectual Property Rights) of any person; and

(iv)      the Licensed Product will be of merchantable quality and of a standard (including that of safety) which consumers of the Licensed Product are entitled to expect.

10.4               Indemnities

(a)        Licensee indemnifies Licensor and Licensee agrees to keep Licensor indemnified against any and all claims, demands, losses, damages and costs (including third party claims) that Licensor incurs or may incur as a result of or arising out of:

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(i)        a breach by Licensee (or any sub-contractor, agent or employee of Licensee) of any of Licensee's obligations or warranties under this agreement;

(ii)        any act or default or omission or wilful misconduct or negligence of Licensee (or any sub-contractor, agent or employee of Licensee);

(b)        The rights of Licensor under cl 10.2 are without prejudice to any other right that Licensor may have arising out of:

(i)        any act or default or omission or wilful misconduct or negligence of Licensee (or any sub-contractor, agent or employee of Licensee);

(ii)       any breach of this agreement; or

(iii)        any defect in either the services provided to Licensor under this agreement or the Product.

(c)        Without limiting the generality of cll 10.2 and 10.4(b) if it is determined by an independent tribunal of fact or law, or if it is agreed between the parties that an infringement of any Intellectual Property Rights of any person has occurred or that the Licensed Product are defective or inadequate, on grounds in any way related to any of the Licensed Product or the performance by Licensee of its obligations under this agreement, Licensee will, at Licensee own expense:

(i)        modify or replace the Licensed Product so that such infringement, defect or inadequacy is removed; or

(ii)       procure for Licensor the right to continue enjoying the benefit of this agreement and the use of the whole of the Licensed Product.

10.5               Limitation of Liability

(a)        Licensor:

(i)        makes in this agreement no warranty (other than those expressly provided in this agreement) to any person (including Licensee) in relation to the Technology or the use of the Technology except those warranties which cannot be specifically excluded under law and Licensor excludes all other terms, conditions, warranties, undertakings, inducements or representations, whether express or implied or implied under statute; and

(ii)       will not be liable (other than as expressly provided in this agreement) for any loss or damage of any kind to any person (including Licensor) caused by use of the Technology however caused or suffered and without limiting the foregoing, Licensor will not be liable to such persons in any circumstances for economic or consequential loss.

(b)        To the extent that warranties are implied under law to persons (including Licensee), then the liability of Licensor to such persons for any loss as a result of or in relation to the supply by Licensor of the Technology, including any economic or consequential loss which may be sustained or incurred, will be limited, at the sole discretion of Licensor, (other than as expressly provided in this agreement), to:

(i)        in the case of goods:

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(A)        the replacement of the goods or supply of equivalent goods;

(B)        the repair of the goods;

(C)        the payment of the cost of replacing the goods or of acquiring any equivalent goods; or

(D)        the payment of the cost of having the goods repaired; and

(ii)        in the case of services: (A) the supply of the services again; or

(B)        the payment of the cost of having the services supplied again;

(c)         Without limiting the generality of this cl 10.5, if it is determined by an independent tribunal of fact or law, or if it is agreed between the Parties that an infringement of any Intellectual Property Rights of any person has occurred or that the Licensed Product is defective or inadequate: on grounds in any way related to the manufacture of the Licensed Product or the performance by Licensee of its obligations under this agreement, Licensee will, at Licensee's own expense, modify the manufacture of the Licensed Product so that such infringement, defect or inadequacy is removed.

11               Termination and Consequences

11.1               Termination

(a)        This agreement may only be terminated in one of the following ways:

(i)        immediately by either Party by notice in writing if the other Party suffers an Insolvency Event;

(ii)       immediately by notice in writing by either Party to the other Party if the other Party is in default in performing or observing any of the terms of this agreement and that default continues for a period of one (1) calendar month after written notice has been given to the Party in default to remedy the default;

(iii)      by cll 3.4, 4.4, 5.5 or 6.8; or

(iv)      by Licensor in the event the Licensee fails to resolve (on terms satisfactory to the Licensor) any legal proceedings commenced against the Licensee (or its affiliates) and/or any industrial relations dispute between the Licensee (or its affiliates) and its employees.

11.2               Consequences of Termination

(a)        On termination of this agreement:

(i)        the license to develop, market, manufacture, distribute, dispose and exploit referred to in cl. 2 along with the license to use the Technology referred to in cl. 8.2 immediately ceases;

(ii)       Licensee must immediately cease all use of the Technology;

(iii)      Licensee must immediately deliver to Licensor:

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(A)        all Licensed Products which have been created in accordance with this agreement;

(B)        any incomplete Licensed Products; and

(C)        any Confidential Information of Licensor in any form, including parts thereof embodied in any other document; and

(iv)      Licensee must pay to Licensor within one (1) calendar month of the date of termination, any outstanding money (on a pro-rata basis where applicable).

12               General Provisions

12.1               Consent

(a)        Unless otherwise provided, a party may give or withhold consent:

(i)        in that party’s absolute discretion;

(ii)       with or without conditions;

(iii)      without giving reasons;

(iv)      when that party chooses.

(b)        A party's consent is valid only if it is in writing and signed by that party or its authorized representative.

12.2               Dispute resolution

(a)        If a dispute arises in connection with this agreement, a disputant may give the other disputant a notice specifying the dispute.

(b)        Within 5 Business Days after the notice is given, the disputants (each represented by its chief executive officer or other person authorised by the disputant to bind it in connection with the dispute) must confer to resolve the dispute or to decide the method of resolving the dispute.

(c)        Unless the disputants otherwise agree, the dispute must be referred to mediation if not resolved within 15 Business Days after the notice is given.

(d)        The disputants must appoint a mediator within 20 Business Days after the notice is given. If they fail to agree, the mediator must be nominated by the then current President of the Law Society of Queensland or nominee. The mediation must be conducted in Queensland, Australia in accordance with the mediation guidelines of the Australian Commercial Disputes Centre or other mediation service.

(e)        The mediator assists in negotiating a resolution of the dispute. The mediator may not make a decision binding on the disputants, unless the disputants have so agreed in writing.

(f)        The mediation ends if the dispute is not resolved within 20 Business Days after the mediator's appointment.

(g)        Each disputant must keep confidential:

(i)        any information or documents disclosed in the course of the mediation;

(ii)       any discussions between the disputants in the course of the mediation.

These may be used only to resolve the dispute.

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(h)        Unless disclosure is required by law:

(i)        each disputant must keep confidential all information about the existence, conduct, status or outcomes of the mediation and the terms of any mediation settlement agreement;

(ii)       this information and these terms may be published or announced only with the consent of the disputants and in terms agreed by them in writing.

(i)        The dispute resolution process does not affect any party's obligations under this agreement.

(j)        Neither disputant may commence court proceedings in respect of the dispute until the mediation period ends. This does not affect a disputant's right to seek injunctive or urgent declaratory relief.

(k)        Each disputant must pay its own costs in respect of the dispute resolution process. The disputants must pay in equal shares the mediator's costs and the costs of third party reports and enquiries requested by the mediator. This clause does not apply to costs awarded in subsequent legal proceedings should the mediation process fail to resolve all outstanding issues.

12.3               Assignment

A party may only assign its rights or obligations under this agreement with the written consent of the other party.

12.4               Amendment

This agreement may only be amended in writing signed by the parties.

12.5               No waiver

(a)        A party may only waive a breach of this agreement in writing signed by that party or its authorised representative.

(b)        A waiver is limited to the instance referred to in the writing (or if no instance is referred to in the writing, to past breaches).

12.6               Further action

(a)        Each party must do all things necessary to carry out this agreement, including:

(i)        executing documents; and

(ii)       ensuring its employees and agents perform their obligations.

(b)        A party must not do anything that will prevent this agreement from being carried out.

12.7               Entire agreement

(a)        Except for any confidential disclosure agreement executed by the parties or the Investment Agreement dated May 1, 2009 executed by the parties, this document records the entire agreement between the parties about its subject matter;

(b)        The parties exclude all terms implied by law, where possible; and

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(c)        Neither party has given any warranty or made any representation to the other party about the subject matter of this agreement, other than those warranties and representations appearing in this agreement.

12.8               Counterparts

(a)        This agreement may be executed in any number of counterparts. A counterpart may be a facsimile.

(b)        Together all counterparts make up one document.

(c)        If this agreement is executed in counterparts, it takes effect when each party has received the counterpart executed by each other party, or would be deemed to have received it if a notice.

12.9               Notice

(a)        Notice must be in writing and in English, and may be given by an authorised representative of the sender.

(b)        Notice may be given to a person:

(i)        personally;

(ii)       by leaving it at the person's address last notified;

(iii)      by sending it by pre paid mail to the person's address last notified;

(iv)      by sending it by facsimile to the person's facsimile number last notified and then confirming it by pre paid mail to the person's address last notified.

(c)        Notice is deemed to be received by a person:

(i)        when left at the person's address;

(ii)       if sent by pre paid mail, three Business Days after posting;

(iii)      if sent by facsimile and confirmed by pre paid mail, at the time and on the day shown in the sender's transmission report, if it shows that the whole notice was sent to the person's facsimile number last notified. However, if the notice is deemed to be received on a day which is not a Business Day or after 5pm, it is deemed to be received at 9am on the next Business Day.

(d)        If two or more people comprise a party, notice to one is effective notice to all.

12.10              Governing law and jurisdiction

(a)        This agreement is governed by the law of Queensland, Australia;

(b)        The parties irrevocably submit to the jurisdiction of the courts of Queensland and the Federal Court of Australia in that jurisdiction, and the courts of appeal from them.

(c)        No party may object to the jurisdiction of any of those courts on the ground that it is an inconvenient forum or that it does not have jurisdiction.

12.11              GST

(a)        Defined terms in this clause are defined under GST law.

(b)        All Payments made pursuant to this agreement are exclusive of GST.

(c)        A Recipient must pay to the Supplier any GST payable on a Taxable Supply. The Recipient must pay the GST when the Payment becomes payable or when the Supplier issues a Tax Invoice, whichever is later.

(d)        If a party (claimant) acquires a Taxable Supply for which it is entitled to reimbursement by the other party, the reimbursement amount is reduced by the Input Tax Credit to which the claimant is entitled.

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(e)        The Supplier must issue an Adjustment Notice immediately it becomes aware of an Adjustment Event in respect of a Taxable Supply. Within 14 days after the Supplier issues an Adjustment Note:

(i)        the Recipient must pay the Supplier any increase in the GST Amount;

(ii)       the Supplier must pay the Recipient any decrease in the GST Amount.

(f)        If:

(i)        one party (payer) must pay a GST Amount;

(ii)       a penalty, interest or additional tax (extra liability) is imposed in respect of the GST Amount because of default of another party (defaulter); and

(iii)      the payer provides to the defaulter proof of the extra liability;

the defaulter must pay the amount of the extra liability to the payer within 14 days after the payer provides that proof to the defaulter.

12.12           Costs

(a)        Licensee must pay the costs of preparing this agreement and any document required by this agreement.

(b)        Licensee must pay (within the time permitted by statute) stamp duty and other government charges in respect of this agreement and any document required by this agreement.

12.13           Relationship of the Parties

Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee, or joint venture relationship between the Parties.

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Schedule

Item 1 — Commencement Date

First day of June, 2012

Item 2 — Technology

(a)        Technology means the Opposed Piston Multi-Fire engine as described in Australian Provisional Patent Number: 2012900277;

(b)        all written descriptions of advancements to item 2(a) in the possession of Licensor and Licensee as at the date of this Agreement;

(c)        provisional patent applications and/or patent applications to be filed based (wholly or in part) on item 2 paras (a) and/or (b) herein;

(d)        patents, re-filings, divisionals, continuations or continuations in part based (wholly or in part) on the Technology specified in item 2 para (a) and/or (b) (c) all knowhow related to item 2 paras (a) and/or (b) herein that is in the possession of Licensor and Licensee as at the date of this agreement.

Item 3 — Licensor Manager

(a)        for development purposes, Licensor's Product Development Manager or equivalent;

(b)        for market testing purposes, Licensor's Marketing Manager or Business Development Manager or equivalent;

(c)        for marketing purposes, Licensor's Marketing Manager or Business Development Manager or equivalent;

(d)        for distribution purposes, Licensor's Business Development Manager

Item 4 — Licensee Manager

Any person nominated by the Licensee.

Item 5 — Research Plan

To test and evaluate the technology in actual applications and develop manufacturing and maintenance protocols for the licensed technology.

Item 6 — Milestones

As agreed from time to time between the parties.

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Item 7 — Agenda for Project Meetings

As agreed from time to time between the parties.

Item 8 — Market

Any and all markets related directly or indirectly to the use of internal combustion engines.

Item 9 — Licensed Product

Means the following product or products:

(i)        any internal combustion engine based wholly or in part on the Licensed Technology; or

(ii)        any part or component relating to any internal combustion engine based wholly or in part on the LicensedTechnology.

Item 10 — Records

As set out in this agreement or as agreed between the parties.

Item 11 — Customer services required

As set out in this agreement or as agreed between the parties.

Item 12 — Location

As agreed between the parties.

Item 13 — License Fee

Licensee Fee mean the issuance of 20 million of the common stock of Manthey Redmond Corporation (the Licensee) to the Licensor or its nominees within 6 months from the commencement date of this agreement.

Item 14 - Patent Royalty

At the end of each calendar quarter and payable within thirty (30) days of the end of that calendar quarter (by telegraphic transfer, check or other means specified by the Licensor), the Licensee will pay the Patent Royalty equal to 5% of net sales realized by the Licensee during that calendar quarter.

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Item 15- Sublicense Patent Royalty

At the end of each calendar quarter and payable within thirty (30) days of the end of that calendar quarter (by telegraphic transfer, check or other means specified by the Licensor), the Licensee will pay:-

In the case of exception 1 of clause 2.5(a) of this agreement

(i)	the higher of 5% of net sales realized by the sublicensee during that calendar quarter, or 5% of any license fee charged pursuant to a sublicense agreement (or other instrument) paid by the sublicensee to the licensee for that calendar quarter; or

In the case of exception 2 of clause 2.5(a) of this agreement

(ii)	the higher of 5% of net sales realized by the sublicensee (who has received a sublicense from a sublicensee) during that calendar quarter, or 5% of any license fee charged pursuant to a sublicense agreement (or other instrument) paid by the sublicensee to a sublicensee (who has granted a sublicense pursuant to exception 2 of clause 2.5(a) of this Agreement) for that calendar quarter.

Item 16- Territory

Means the geographical locations comprising of the following (5) nation states:

United States of America

Canada

India

China

Mexico

Execution

Executed as an agreement 17 May 2012.

Executed by:

Manthey Redmond (Aust) Pty Ltd

as licensor pursuant to the

Corporations Act (as amended)

Steven Manthey-Director

Geoffrey Redmond-Director

Timothy Redmond-Director

Executed by

Manthey Redmond Corporation

as licensee

Steven Manthey- Director

Geoffrey Redmond- Director

Timothy Redmond